Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-164039 and 333-161344 ) on Form S-1 and in registration statements (Nos. 333-235324, 333-268665, 333-228598, 333-214315, 333-214311, 333-213484, 333-202737, 333-191922, 333-188718, 333-178532, 333-178073, 333-178072, 333-144109, 333-137329, 333-132310, 333-124065, and 333-113065) on Form S-3 and in registration statements (Nos. 333-277477, 333-270779, 333-261847, 333-256255, 333-238616, 333-230621, 333-223836, 333-210117, 333-202741, 333-198920, 333-194596, 333-190970, 333-180692, 333-170252, 333-136225, 333-124066, and 333-120072) on Form S-8 of our reports dated November 25, 2025, with respect to the consolidated financial statements of Arrowhead Pharmaceuticals Inc. and the effectiveness of internal control over financial reporting.

KPMG LLP

San Diego, California

November 25, 2025